UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: July 9, 2007

(Date of earliest event reported)

EMAK Worldwide, Inc.

(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)

6330 San Vicente Boulevard

Los Angeles, California 90048

(Address of Principal executive offices, including zip code)

(323) 932-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Requirement; Transfer of Listing

On July 9, 2007, EMAK Worldwide, Inc. (the “Company”) received notice from the Nasdaq Stock Market that Nasdaq has approved the Company’s application to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. The Company’s common stock will begin trading on the Nasdaq Capital Market, and will cease trading on the Nasdaq Global Market, at the opening of business on July 11, 2007. The trading symbol for the Company’s common stock remains EMAK.

The Nasdaq Stock Market’s approval was granted pursuant to the Company’s application to transfer the listing. The application was filed in anticipation of the Company’s inability to comply with the Nasdaq Global Market’s requirement for continued listing that there be a minimum of $15 million in market value of publicly held shares. Due to the approximately 40% of the Company’s common stock held by affiliates and recent declines in the market price, the Company did not anticipate remaining in compliance with the continued listing standard in the near term. The Company did not receive a notice of deficiency from the Nasdaq Stock Market.

The Company complies with the requirements for listing on the Nasdaq Capital Market and determined that a transfer of its listing to that market was in its best interest.

Item 7.01.	Regulation FD Disclosure

On July 10, 2007, the Company issued a press release announcing that the Nasdaq Stock Market has approved its application to transfer the listing of its common stock to the Nasdaq Capital Market. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits:

Exhibit No.	Description
99.1	Press Release of EMAK Worldwide, Inc. issued July 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, Inc.

Date: July 10, 2007	By:	/s/Teresa L. Tormey
Teresa L. Tormey, Chief Administrative Officer & General Counsel

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